Exhibit 2.1

Agreement and Plan of Merger among Dover Saddlery Holdings, Inc., Dover
Saddlery Merger Sub, Inc., and Dover Saddlery, Inc.

Dated as of April 13, 2015
Agreement and Plan of Merger

Table of Contents

Page

ARTICLE I THE MERGER		1
Section 1.1	The Merger.	1
Section 1.2	Effective Time	2
Section 1.3	Effects of the Merger.	2
Section 1.4	Charter and Bylaws; Directors and Officers.	2
Section 1.5	Conversion of Securities.	2
Section 1.6	Parent to Make Cash Available.	3
Section 1.7	Return of Exchange Fund.	4
Section 1.8	No Further Ownership Rights in Company Stock.	5
Section 1.9	Closing of Company Transfer Books.	5
Section 1.10	Lost Certificates.	5
Section 1.11	Further Assurances.	5
Section 1.12	Closing.	5
ARTICLE II REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB		6
Section 2.1	Organization, Standing and Power.	6
Section 2.2	Authority.	6
Section 2.3	Consents and Approvals; No Violation.	6
Section 2.4	Company Proxy Statement.	7
Section 2.5	Actions and Proceedings.	7
Section 2.6	No Required Vote of Parent Shareholders.	7
Section 2.7	Brokers.	8
Section 2.8	Operations of Sub.	8
Section 2.9	Sufficient Funding.	8
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		8
Section 3.1	Organization, Standing and Power.	8
Section 3.2	Capital Structure.	9
Section 3.3	Authority.10

Section 3.4	Consents and Approvals; No Violation.10

Section 3.5	SEC Documents; Financial Statements; and Other Reports.11

Section 3.6	Company Proxy Statement.13

Section 3.7	Absence of Certain Changes or Events.13

Section 3.8	Permits and Compliance.14

Section 3.9	Tax Matters.14

Section 3.10	Orders and Actions.16

Section 3.11	Employee Benefits.17

Section 3.12	Labor Matters.18

Section 3.13	Insurance.19

Section 3.14	Required Vote of Company Stockholders.19

Section 3.15	Intellectual Property.20

Section 3.16	Environmental.22

Section 3.17	Material Contracts.23

Section 3.18	Title to Assets and Properties.25

Section 3.19	Antitakeover Statutes.26

Section 3.20	Affiliate Transactions.26

Section 3.21	No Undisclosed Material Liabilities; Indebtedness.26

Section 3.22	Brokers.27

ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS27
Section 4.1	Conduct of Business Pending the Merger.27

Section 4.2	No Solicitation.30

ARTICLE V ADDITIONAL AGREEMENTS32
Section 5.1	Proxy Statement; Stockholder Meeting.32

Section 5.2	Stockholder Litigation.33

Section 5.3	Access to Information.33

Section 5.4	Fees and Expenses.34

Section 5.5	Company Options and Company Warrants.35

Section 5.6	Reasonable Best Efforts.35

Section 5.7	Public Announcements.36

Section 5.8	De-Listing and De-Registration.36

Section 5.9	Indemnification; Directors and Officers Insurance.36

Section 5.10	Notification of Certain Matters.37

Section 5.11	Employee Benefit Plans and Agreements.38

Section 5.12	FIRPTA Certificate.38

ARTICLE VI CONDITIONS PRECEDENT TO THE MERGER38
Section 6.1	Conditions to Each Party’s Obligation to Effect the Merger.38

Section 6.2	Additional Conditions to Obligation of the Company to Effect the Merger.	39

Section 6.3 Additional Conditions to Obligations of Parent and Sub to Effect the Merger. 39

TABLE OF DEFINED TERMS

Defined Term Section

Acquisition Proposal	4.2	(a)
Adverse Recommendation Change	4.2	(a)
Affiliate	3.2	(b)
Agreement	Forepart
Alternative Acquisition Agreement	4.2	(a)
Certificate of Merger	1.1
Certificates	1.6	(b)
Change of Control Obligation	3.17(a)(xiii)
Closing	1.12
Code	1.6	(c)
Company	Forepart
Company Board Recommendation	3.3
Company Bylaws	1.4	(a)
Company Charter	1.4	(a)
Company Disclosure Schedule	3.2
Company Material Contract	3.17	(a)
Company Permits	3.8
Company Plans	3.11	(c)
Company Proxy Statement	2.4
Company SEC Documents	3.5	(a)
Company Securities	3.2	(c)
Company Stock	Recitals
Company Stock Options	3.2	(a)
Company Stock Plans	3.2	(a)
Company Stockholders	1.6	(c)
Company Stockholder Approval	3.14
Company Stockholder Meeting	5.1
Confidentiality Agreement	5.3
Constituent Corporations	Forepart
Contingent Workers	3.12	(b)
Contract	3.17	(a)
D&O Insurance	5.9	(c)
DGCL	1.1
Dissenting Shares	1.5	(e)
Equity Commitment Letter	Recitals
Equity Financing	2.9
Effective Time	1.2
Employment Agreements	Recitals
End Date	7.1	(d)
Environmental Law	3.16	(a)
Environmental Permits	3.16	(a)
ERISA	3.11	(a)
ERISA Affiliate	3.11	(c)
Exchange Act	2.3
Exchange Agent	1.6	(a)
Exchange Fund	1.6	(a)
Exchange Amount	1.5	(c)
GAAP	3.5	(d)
Governmental Entity	2.3
Hazardous Substance	3.16	(a)
Indebtedness	3.21	(b)
Indemnified Parties	5.9	(a)
Intellectual Property	3.15	(f)
internal controls	3.15	(d)
Knowledge of Parent	2.5
Knowledge of the Company	3.5	(b)
Latest Balance Sheet	3.21	(a)
Law	1.6	(c)
Leased Real Property	3.18	(c)
Leases	3.18	(c)
Liens	3.2	(d)
made available	3.2	(b)
Material Adverse Effect	2.3
Merger	Recitals
Multiemployer Plan	3.11	(c)
Nasdaq	2.3
Parent	Forepart
Parent Disclosure Schedule	2.3
Permitted Liens	3.4
Person	1.6	(b)
Registered Intellectual Property	3.15	(a)
Representatives	4.2	(a)
Retained Employee	5.11	(a)
Sarbanes-Oxley Act	3.5	(a)
SEC	3.5	(a)
Securities Act	3.5	(a)
Sub	Forepart
Subsidiary	2.3
Superior Proposal	4.2	(b)
Support Agreements	Recitals
Surviving Corporation	1.1
Tax Returns	3.9
Taxes	3.9
Third Party	4.2	(a)
Transaction Litigation	5.2
Transactions	1.12
Uncertificated Shares	1.5	(d)

Agreement and Plan of Merger

Agreement and Plan of Merger, dated as of April 13, 2015 (this “Agreement”), among Dover Saddlery Holdings, Inc., a Delaware corporation (“Parent”), Dover Saddlery Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Sub”), and Dover Saddlery, Inc., a Delaware corporation (the “Company”) (Sub and the Company being collectively referred to as the “Constituent Corporations”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable this Agreement and the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, including the conversion of each issued and outstanding share of common stock, par value $.0001 per share, of the Company (“Company Stock”) not owned directly or indirectly by Parent or the Company, into the right to receive the Exchange Amount (as defined below) and the payment to holders of Company Options and Company Warrants (each as defined below) of an amount equal to the value, if any, of such Company Options and Company Warrants, as set forth in Section 5.5 hereof;

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition to Parent’s willingness to enter into this Agreement, Parent and each of the stockholders of the Company listed on Exhibit A have entered into an agreement (each, a “Support Agreement” and collectively the “Support Agreements”) pursuant to which such stockholders agreed to vote in favor of approval of this Agreement and against any Acquisition Proposal, and to take certain other actions in furtherance of the consummation of the Merger upon the terms and subject to the conditions set forth in the Support Agreements;

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition to the Company’s willingness to enter into this Agreement, Webster Capital Fund III, L.P., a Delaware limited partnership (“Sponsor”) is entering into an equity commitment letter with Parent (the “Equity Commitment Letter”); and

WHEREAS, the Board of Directors of the Company has determined that the Merger is in the best interests of the Company’s stockholders.

NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. Upon the Closing, the Constituent Corporations shall file a Certificate of Merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

Section 1.2 Effective Time. The Merger shall become effective when the Certificate of Merger, executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; provided, however, that, upon mutual consent of the Constituent Corporations, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Certificate of Merger is filed. When used in this Agreement, the term “Effective Time” shall mean the date and time at which the Certificate of Merger is filed or such later time set forth in the Certificate of Merger.

Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the DGCL, including Section 259 thereof.

Section 1.4 Charter and Bylaws; Directors and Officers.

(a) At the Effective Time, the Amended and Restated Certificate of Incorporation, as amended, of the Company (the “Company Charter”), as in effect immediately prior to the Effective Time, shall be amended as set forth in Exhibit C. As so amended, the Company Charter shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. At the Effective Time, the Bylaws of the Company, as amended (the “Company Bylaws”), as in effect immediately prior to the Effective Time shall be amended and restated as set forth in Exhibit D. As so amended and restated, the Company Bylaws shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The directors of Sub at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. The officers of the Company at the Effective Time of the Merger shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.5 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

(a) Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b) All shares of Company Stock that, immediately prior to the Effective Time, are held in the treasury of the Company or by Parent or Sub shall be canceled and no consideration shall be delivered in exchange for such shares.

(c) Each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares to be canceled in accordance with Section 1.5(b)) shall be converted into the right to receive $8.50 in cash, without interest (such per-share amount being the “Exchange Amount”).

(d) At the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled, and each holder of a certificate representing any such shares or of uncertificated shares of Company Stock, which immediately prior to the Effective Time were registered to such holder on the stock transfer books of the Company (the “Uncertificated Shares”), so long as such shares are not Dissenting Shares, shall in either case cease to have any rights with respect to such shares, except the right to receive the Exchange Amount in respect of each such share of Company Stock.

(e) Notwithstanding anything in this Agreement to the contrary, shares of Company Stock issued and outstanding immediately prior to the Effective Time which are held of record by stockholders who shall not have voted such shares in favor of the Merger and who shall have demanded properly in writing appraisal of such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Exchange Amount as set forth in Section 1.5(c), but the holders of such shares instead shall be entitled to, and the Dissenting Shares shall only represent the right to receive, payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that (i) if such a holder fails to demand properly in writing from the Surviving Corporation the appraisal of his or its shares in accordance with Section 262(d) of the DGCL or, after making such demand, subsequently delivers an effective written withdrawal of such demand, or fails to establish his or its entitlement to appraisal rights as provided in Section 262 of the DGCL, if so required, or (ii) if the applicable court shall determine that such holder is not entitled to receive payment for such holder’s shares or such holder shall otherwise lose such holder’s appraisal rights, then, in any such case, each share of Company Stock held of record by such holder or holders shall be treated as if they had been converted as of the Effective Time into the right to receive the Exchange Amount.

(f) If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon with a record date during such period, the Exchange Amount and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Exchange Amount or any such other amounts payable pursuant to this Agreement.

Section 1.6 Parent to Make Cash Available.

(a) Exchange of Certificates. Prior to the Effective Time, Parent shall authorize a commercial bank or trust company or such other Person or Persons as shall be reasonably acceptable to the Company to act as Exchange Agent for the Merger (the “Exchange Agent”). Prior to or as of the Effective Time, Parent shall deposit (i) with the Exchange Agent cash as required to make all payments to the holders of the Company Stock contemplated by Section 1.5(c), and all payments to the holders of Company Warrants contemplated by Section 5.5(a), (such amounts collectively, the “Exchange Fund”) and (ii) with the Company cash as required to make all payments to holders of the Company Stock Options contemplated by Section 5.5(a). The Exchange Agent shall make payments to holders of Company Stock and Company Warrants out of the Exchange Fund.

(b) Exchange Procedures. Parent shall mail, or instruct the Exchange Agent, as soon as practicable after the Effective Time, to mail, to each record holder of a share or shares of Company Stock a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon actual delivery of the certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Stock converted in the Merger (the “Certificates”) or transfer of the Uncertificated Shares to the Exchange Agent, and shall contain instructions for use in effecting the surrender of the Certificates, or the transfer of Uncertificated Shares, in exchange for cash, and which shall be reasonably satisfactory to the Company). Upon (i) surrender for cancellation to the Exchange Agent of one or more Certificates evidencing shares of Company Stock, together with a properly completed letter of transmittal by, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares from or on behalf of, a holder of shares of Company Stock, such holder shall be entitled to receive in cash in exchange therefor, in accordance with the terms of this Agreement, the Exchange Amount with respect to each share of Company Stock represented by such Certificate(s) or Uncertificated Share(s). Until so surrendered or transferred, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Exchange Amount. If any portion of the Exchange Amount is to be paid to an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each, a “Person”), other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (x) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (y) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(c) Withholding. Each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Stock at the Effective Time (collectively, the “Company Stockholders”) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of any Law, including any state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholders in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent. For purposes of this Agreement, “Law” means any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated, enforced or applied by a Governmental Entity, as the same may be amended from time to time.

Section 1.7 Return of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the Company Stockholders for two years after the Effective Time shall be delivered to Parent or to the Company, upon demand of Parent or the Company, and any Company Stockholders who have not exchanged shares of Company Stock for the Exchange Amount in accordance with this Article I prior to such date shall thereafter look only to Parent for payment of their claim for the Exchange Amount. Neither Parent nor the Surviving Corporation shall be liable to any Company Stockholder for any such cash which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

Section 1.8 No Further Ownership Rights in Company Stock. All cash paid upon the surrender for exchange of Certificates or Uncertificated Shares in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Stock (including the rights to any related dividends) represented by such Certificates or Uncertificated Shares.

Section 1.9 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Stock shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, the Exchange Agent or Parent, such Certificates or Uncertificated Shares shall be canceled and exchanged as provided in this Article I.

Section 1.10 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as the Exchange Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate the consideration to which the holder of such Certificate is entitled pursuant to this Article I.

Section 1.11 Further Assurances. If at any time at or after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

Section 1.12 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) and all actions specified in this Agreement to occur at the Closing shall take place by telephone and email at 10:00 a.m., Eastern time, no later than the third business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived (if permissible) (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) or at such other time and place as Parent and the Company shall mutually agree.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub represent and warrant to the Company as follows:

Section 2.1 Organization, Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted.

Section 2.2 Authority. Each of Parent and Sub has all requisite corporate power to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company and its validity and binding effect on the Company) this Agreement constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally and general principles of equity).

Section 2.3 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section 2.3 have been obtained and all filings and obligations described in this Section 2.3 have been made, and except as set forth in Section 2.3 of the disclosure schedule and delivered to the Company on the date of this Agreement, which relates to this Agreement and is designated the Parent Disclosure Schedule (the “Parent Disclosure Schedule”), the execution and delivery of this Agreement does not, and the consummation by Parent and Sub of the Transactions and compliance with the provisions of this Agreement will not, result in any violation of, or default (with or without notice or lapse of time, or both) under any provision of, or the acceleration of any obligation under, or the termination or material alteration of (a) the Certificate of Incorporation or By-laws of Parent or the Certificate of Incorporation or By-laws of Sub, (b) any loan or credit agreement, note, lease, license, permit or other agreement applicable to Parent or any of its Subsidiaries or (c) any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (b) or (c), any such violations, defaults, rights, liens, security interests, charges or encumbrances that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, prohibit Parent or Sub from performing their respective obligations under this Agreement or prevent the consummation of any of the Transactions. The execution, delivery and performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the Transactions require no action by or in respect of, or filing with, any domestic (federal or state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a “Governmental Entity”), except for (i) in connection, or in compliance, with the provisions of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) applicable requirements, if any, of the Nasdaq Stock Market (“Nasdaq”), and (iv) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, Material Adverse Effect on Parent, prohibit Parent or Sub from performing its obligations under this Agreement or prevent the consummation of any of the Transactions. For purposes of this Agreement (A) “Material Adverse Effect” with respect to a party means any event, change or effect that (1) would prevent such party from consummating the Merger or (2) individually or when taken together with all other such events, changes or effects is materially adverse to the business, financial condition, assets or results of operations of such party and its Subsidiaries, taken as a whole, except to the extent resulting from (x) any changes or events generally affecting the United States economy or the industry in which such party and its Subsidiaries operate; provided that such change or event (I) does not specifically relate to such party and its Subsidiaries, and (II) is not disproportionately adverse to such party and its Subsidiaries compared to other companies operating in the industry in which such party and its Subsidiaries operate, and (y) the execution or announcement or compliance with the terms of this Agreement; and (B) “Subsidiary” means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent or the Company (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

Section 2.4 Company Proxy Statement. None of the information to be supplied in writing by Parent or Sub for inclusion or incorporation by reference in the proxy statement relating to the Company Stockholder Meeting (the “Company Proxy Statement”) or any amendment or supplement thereto will, at the time of the mailing of the Company Proxy Statement or any amendment or supplement thereto and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives on its behalf which is contained or incorporated by reference in the Company Proxy Statement.

Section 2.5 Actions and Proceedings. There are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving Parent or any of its Subsidiaries, or any of its or their properties, assets or business, that, individually or in the aggregate, would prohibit Parent or Sub from consummating the Merger. There are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the Knowledge of Parent, threatened against or involving Parent or any of its Subsidiaries or its or their properties, assets or business that, individually or in the aggregate, would prohibit the Company from consummating the Merger. As of the date of this Agreement, there are no actions, suits, or other litigation, legal or administrative proceedings or governmental investigations relating to the Transactions that are pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of its or their properties, assets or business. For purposes of this Agreement, “Knowledge of Parent” means the knowledge of the individuals identified in Section 2.5 of the Parent Disclosure Schedule upon due inquiry.

Section 2.6 No Required Vote of Parent Shareholders. No vote of the shareholders of Parent is required by Law, the Certificate of Incorporation of Parent, the Bylaws of Parent or otherwise in order for Parent to consummate the Merger and the other Transactions.

Section 2.7 Brokers. No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.

Section 2.8 Operations of Sub. Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Section 2.9 Sufficient Funding. Parent has delivered to the Company complete and correct copies of the executed Equity Commitment Letter from Sponsor to provide, subject only to the terms and conditions expressly set forth therein, financing in the aggregate amount set forth therein (the “Equity Financing”). The Equity Commitment Letter has not been amended or modified, no such amendment or modification is presently contemplated, and the respective obligations and commitments contained in such letters have not been withdrawn or rescinded in any respect. The Equity Commitment Letter is in full force and effect and represents the valid, binding and enforceable obligation of Parent, Sub and Sponsor (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally and general principles of equity). There are no side letters or other Contracts or arrangements relating to the Equity Financing. The proceeds of the Equity Financing, when funded at the Closing, will be sufficient for Parent to pay all amounts required to be paid pursuant to Sections 1.5 and 5.5, and the proceeds of the Equity Financing or additional debt capacity arranged by the Parent will be sufficient to pay all expenses related to the Merger and provide sufficient debt financing for the Company’s 2015 growth plan. Subject to Section 8.11(b), the only condition precedent to the obligations of Sponsor to make the full amount of the Equity Financing available to Parent under the Equity Commitment Letter is the fulfillment of the conditions to Parent and Sub’s obligation to close pursuant to this Agreement, and the Equity Commitment Letter will provide amounts necessary to pay the Parent Termination Fee if such fee becomes due and payable under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Sub as follows:

Section 3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the DGCL and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate or company power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where such qualification is necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has made available to Parent true, complete and correct copies of the Company Charter and Company Bylaws as in effect on the date of this Agreement.

Section 3.2 Capital Structure.

(a) The authorized capital stock of the Company consists of 16,000,000 shares of capital stock of which 10,000,000 are shares of Company Stock, and 1,000,000 are preferred stock, par value $.0001 per share. At the close of business on April 10, 2015, (A) 5,409,492 shares of Company Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, (B) no shares of preferred stock were issued or outstanding, and (C) 1,088,191 shares of Company Stock were reserved for issuance pursuant to options to purchase shares of Company Stock (“Company Stock Options”) issued and outstanding pursuant to the Company Stock Plans and 118,170 shares of Company Stock were reserved for issuance pursuant to warrants to purchase shares of Company Stock (“Company Warrants”), each of which will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable.

(b) No Subsidiary of the Company owns any shares of capital stock of the Company. Section 3.2(b) of the disclosure schedule dated and delivered to Parent on the date of this Agreement by the Company, which relates to this Agreement and is designated the Company Disclosure Schedule (the “Company Disclosure Schedule”), contains a complete and correct list of each outstanding Company Stock Option, including with respect to each such option the holder, date of grant, exercise price, and number of shares of Company Stock subject thereto. For purposes of this Agreement, (1) “Company Stock Plans” means the Company’s 1999 Stock Option Plan and Amended and Restated 2005 Equity Incentive Plan, (2) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person and (3) “made available” means that the information referred to (x) was delivered to Parent prior to 9:00 a.m. Eastern Time on the date prior to the date of this Agreement or (y) was posted prior to 9:00 a.m. Eastern Time on the date prior to the date of this Agreement on the Company’s electronic data site.

(c) There are no outstanding bonds, debentures, notes or other obligations or indebtedness the holders of which have the right to vote (or convert into or be exercised for securities having the right to vote) with the holders of the Company Stock on any matter. As of the date of this Agreement, except as set forth in Section 3.2(a) and for the issuance of shares of Company Stock since April 10, 2015 pursuant to Company Stock Options or Company Warrants outstanding on such date, there are no issued, reserved for issuance or outstanding (A) shares of capital stock or other voting securities of or other ownership interest in the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in the Company, (C) options, warrants, calls, rights, puts or agreements to acquire from the Company, or other obligations of the Company to issue, deliver, sell or redeem, or cause to be issued, delivered, sold or redeemed, any shares of capital stock, other voting securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interest in the Company, or obligating the Company to grant, extend or enter into any such option, warrant, call, right, put or agreement, or (D) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, the Company (the items in clauses (A) though (D) being referred to collectively as the “Company Securities”).

(d) Each outstanding share of capital stock (or other voting security, equity equivalent or ownership interest) of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable, and each such share (or other voting security, equity equivalent or ownership interest) is owned by the Company or another Subsidiary of the Company, free and clear of all mortgages, security interests, liens, encumbrances, claims, pledges, charges, options, rights of first refusal and adverse claims of any kind (collectively, “Liens”) and free and clear of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests) other than Liens arising by operation of Law and Liens set forth on Section 3.2(d) of the Company Disclosure Schedule. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, any Subsidiary of the Company (other than to the extent that the value of the Company Stock is derivative of and provides economic benefits based on the value of the voting securities of or ownership interests in the Subsidiaries of the Company). Except as set forth in Section 3.2 of the Company Disclosure Schedule and except for the capital stock or other equity or voting interests of its Subsidiaries and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any entity, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests in any Person. Section 3.2(d) of the Company Disclosure Schedule lists all of the Subsidiaries of the Company.

Section 3.3 Authority. On or prior to the date of this Agreement, at a meeting duly called and held, the Board of Directors of the Company declared this Agreement and the Merger advisable and in the best interest of the Company and its stockholders and approved and adopted this Agreement in accordance with the DGCL (including taking all action necessary to exempt this Agreement, the Merger and the transactions contemplated by this Agreement from the prohibitions on “business combinations” under Section 203 of the DGCL), resolved to recommend the approval and adoption of this Agreement by the Company’s stockholders (the “Company Board Recommendation”), and directed that this Agreement be submitted to the Company’s stockholders for approval and adoption. The Company has all requisite corporate power to enter into this Agreement and, subject to approval and adoption of this Agreement by the stockholders of the Company, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to approval and adoption of this Agreement by the stockholders of the Company. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub and the validity and binding effect of this Agreement on Parent and Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally and general principles of equity). The filing of the Company Proxy Statement with the SEC will be duly authorized by the Company’s Board of Directors.

Section 3.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section 3.4 and in Section 3.14 have been obtained and all filings and obligations described in this Section 3.4 and in Section 3.14 have been made, except as set forth in Section 3.4 of the Company Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the Transactions and compliance with the provisions of this Agreement will not, (a) result in any violation of, or default (with or without notice or lapse of time, or both) under any provision of, or the acceleration of any obligation under, or the termination or material alteration of (i) the Company Charter or the Company Bylaws, (ii) any provision of the comparable charter or organization documents of any of the Company’s Subsidiaries, (b) result in any material violation of, or material default (with or without notice or lapse of time, or both) under any provision of, or the acceleration of any material obligation under, or the termination or material alteration of (i) any material loan or credit agreement, note, lease, license, permit or other material agreement applicable to the Company or any of its Subsidiaries, (ii) any Law applicable to the Company or any of its Subsidiaries or any of their respective material properties or assets, or (c) result in the creation or imposition of any material Lien on any asset of the Company or any of its Subsidiaries, other than: (w) Liens that are disclosed in the Company Disclosure Schedule, (x) liens for Taxes, fees, levies, duties or other governmental charges of any kind which are not yet due and payable, (y) liens for mechanics, materialmen, laborers, employees, suppliers or similar liens arising by operation of Law for amounts which are owed, but not yet delinquent, and (z) in the case of real property, any matters, restrictions, covenants, conditions, limitations, rights, rights of way, encumbrances, encroachments, reservations, easements, agreements and other matters of record, such state of facts of which an accurate survey of the property would reveal ((w), (x), (y) and (z) collectively, “Permitted Liens”). The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Entity except for (A) compliance with the provisions of the Exchange Act, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (C) applicable requirements, if any, of Nasdaq, and (D) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained is not reasonably likely to be materially adverse to the Company or any of its Subsidiaries, prohibit the Company from performing its obligations under this Agreement or prevent the consummation of any of the Transactions.

Section 3.5 SEC Documents; Financial Statements; and Other Reports.

(a) Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, the Company has timely filed all required documents with the Securities and Exchange Commission (the “SEC”) since January 1, 2012 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, as of their respective filing dates, the Company SEC Documents complied, and all Company SEC Documents filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Exchange Act, the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), and the Sarbanes-Oxley Act of 2002 (together with the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), and, at the respective times they were filed, none of the Company SEC Documents did, and none of the Company SEC Documents filed subsequent to the date of this Agreement will, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Except as set forth in Section 3.5(b) of the Company Disclosure Schedule, the Company is in compliance in all material respects with and, since January 1, 2012, has complied in all material respects with (and, to the Knowledge of the Company, each of its executive officers and directors are in compliance with and have complied in all material respects with) the applicable listing and corporate governance rules and regulations of Nasdaq. For purposes of this Agreement, “Knowledge of the Company” means the knowledge of the individuals identified on Section 3.5(b) of the Company Disclosure Schedule upon due inquiry.

(c) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.

(d) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) (“internal controls”). Such internal controls are sufficient (i) to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with U.S. generally accepted accounting principles (“GAAP”), (ii) that receipts and expenditures of the Company and its Subsidiaries are being made, in all material respects, only in accordance with the authorization of management and directors of the Company and such Subsidiaries, and (iii) to provide reasonable assurance regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s or its Subsidiaries’ assets that would have a material effect on the Company’s financial statements. The Company has no Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Except as set forth on Section 3.5(d) of the Company Disclosure Schedule, since January 1, 2012, the Board of Directors of the Company and the Audit Committee of the Board of Directors of the Company have not received any oral or written notification from the Company’s auditors or any member of the Company’s accounting or legal staff of any “material weakness” in the Company’s internal control over financial reporting and there is no outstanding “significant deficiency” or “material weakness” that the Company’s independent accountants certify has not been appropriately and adequately remedied by the Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release No. 2007-005 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(e) Since January 1, 2012, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq, and the statements contained in any such certifications are complete and correct in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) The consolidated financial statements (including any notes thereto) of the Company included or incorporated by reference in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC, were prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as set forth in Section 3.5(f) of the Company Disclosure Schedule or as required by GAAP, the Company has not, between December 31, 2014 and the date of this Agreement, made any material change in the accounting practices or policies applied in the preparation of financial statements.

(g) All of the accounts receivable of the Company and its Subsidiaries arose from the bona fide arm’s length sale of goods or provision of services in the ordinary course of business, and are not subject to any material, valid right of set-off or counterclaim; provided that accounts receivable are subject to adjustment for trade allowances and similar adjustments consistent with past practices of the Company and its Subsidiaries.

(h) The inventory of the Company and its Subsidiaries consists solely of material and goods of a quality and quantity which are usable in the ordinary course of the business, net of any reserve for damage, loss, shrinkage, excessive or obsolete inventories properly reflected on the consolidated financial statements (including any notes thereto) of the Company included or incorporated by reference in the Company SEC Documents or incurred in the ordinary course of business and consistent with past practice since the date of such financial statements. As of the date of such financial statements, such financial statements reflect adequate reserves for inventory write downs in accordance with GAAP, consistently applied.

(i) Each Company Stock Option and restricted stock award was granted in compliance in all material respects with all applicable legal requirements and was recorded on the Company’s financial statements in accordance with GAAP consistently applied, and to the Knowledge of the Company, the Company has not granted any Company Stock Options at an exercise price that represents a discount from the fair market value of the Company Stock underlying such Company Stock Option on the date of grant.

Section 3.6 Company Proxy Statement. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.6 will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company in writing by Parent specifically for use therein. The Company Proxy Statement will, when filed, comply as to form in all material respects with the provisions of the Exchange Act.

Section 3.7 Absence of Certain Changes or Events. Except as set forth in Section 3.7 of the Company Disclosure Schedule, since December 31, 2014, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices, and (a) there has not been any event, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (b) there has not been any damage, destruction, or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries whether or not covered by insurance, other than (i) damage, destruction or loss of assets or properties immaterial to the Company and its Subsidiaries in the aggregate, (ii) normal wear and tear on Company facilities, fixtures, properties and assets, and (iii) inventory losses incurred in the ordinary course of business, and (c) neither the Company nor any of its Subsidiaries have taken any action that would, if taken after the date of this Agreement without the prior consent of Parent, constitute a breach of Section 4.1(i), (iii), (iv), (v), (vi), (viii), (xi), (xii), (xiii), (xvi), (xviii), (xxi) or (xxiii).

Section 3.8 Permits and Compliance. Each of the Company and its Subsidiaries is in possession of all material authorizations, licenses and permits of any Governmental Entity necessary for the Company or any of its Subsidiaries to own and operate its properties and other assets and to carry on its business as it is now being conducted (the “Company Permits”). The Company and each of its Subsidiaries is and, since January 1, 2012, has been in compliance in all material respects with the terms of the Company Permits. None of the Company and its Subsidiaries is in violation of its charter, by-laws or other organizational documents. None of the Company and its Subsidiaries is in violation in any material respect of (i) any applicable Law, or (ii) any material order, decree or judgment of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation with respect to nor has been threatened to be charged with or given notice or other communication alleging or relating to a possible material violation of applicable Laws.

Section 3.9 Tax Matters. Except as otherwise set forth in Section 3.9 of the Company Disclosure Schedule:

(a) (i) the Company and each of its Subsidiaries have filed all Tax Returns required to have been filed in a timely manner, and such Tax Returns are true, correct and complete in all material respects, and no penalties or charges are due with respect to the late filing of any Tax Return required to have been filed; (ii) all Taxes shown to be due on such Tax Returns and any other material Taxes that the Company or its Subsidiaries are otherwise obligated to pay have been timely paid; (iii) neither the Company nor any of its Subsidiaries is currently the beneficiary of an extension of time within which to file any Tax Return required to be filed, other than customary extensions that are granted automatically; (iv) the Company and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes, and the Company and each of its Subsidiaries have timely remitted and reported all withheld Taxes to the proper Governmental Entity in accordance with all applicable Laws; (v) the Company and each of its Subsidiaries do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters that is in progress, pending or, to the Company’s knowledge, threatened; (vi) all deficiencies asserted or assessments made as a result of any examination of Taxes or Tax Returns by any taxing authority have been paid in full; (vii) since January 1, 2012, neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or Tax matters or agreed to any extension of time with respect to a Tax assessment or deficiency; (viii) neither the Company nor any of its Subsidiaries has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or any other request that is pending with any taxing authority that relates to Taxes or Tax Returns of the Company or its Subsidiaries; (ix) no power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force; (x) since January 1, 2012, no written claim has been delivered to the Company or any of its Subsidiaries by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in such jurisdiction; (xi) there are no Liens for Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens; and (xii) the Company and its Subsidiaries have provided adequate reserves, in accordance with GAAP, as reflected in the most recent consolidated financial statements of the Company and its Subsidiaries contained in the Company SEC Documents for any Taxes of the Company or any of its Subsidiaries that have not been paid.

(b) Neither the Company nor any of its Subsidiaries is a party to, is otherwise bound by, or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract or arrangement.

(c) Neither the Company nor any of its Subsidiaries (i) has ever been a member of a combined, consolidated, affiliated or unitary group for Tax purposes (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(d) The Company has made available to Parent true and correct copies of the income Tax Returns and all other material Tax Returns filed by the Company and its Subsidiaries for the Tax years ending December 31, 2010 through December 31, 2013.

(e) There is no Contract, plan or arrangement of the Company or its Subsidiaries covering any Person that, individually or collectively, would reasonably be expected to result in compensation in excess of the deduction limitation set forth in Code Section 162(m). Neither the Company nor its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that would reasonably be expected to obligate it to make any payments that, in whole or in part, will not be deductible under Section 280G of the Code. No payment to be made under any Company Plan is, or to the Knowledge of the Company, will be, subject to the additional taxes and penalties of Section 409A(a)(1) of the Code.

(f) Neither the Company nor any of its Subsidiaries has entered into any agreement or arrangement with any Governmental Entity with regard to the Tax liability of the Company or any of its Subsidiaries affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(g) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897 of the Code.

(h) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (i) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount or any other income eligible for deferral under the Code or Treasury Regulations promulgated thereunder (including, without limitation, pursuant to Code Sections 455 or 456, Treasury Regulations Section 1.451-5 and Revenue Procedure 2004-34, 2004-33 I.R.B. 991) received on or prior to the Closing Date, (v) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Law), or (vi) election made under Code Section 108(i) prior to the Closing.

(i) The Company and each of its Subsidiaries is (and always has been) taxed as a C corporation for U.S. federal income Tax purposes. Neither the Company nor any of its Subsidiaries has a permanent establishment or conduct business through any branch other than its country of formation.

(j) Neither the Company nor any of its Subsidiaries has ever been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code and the Treasury Regulations promulgated thereunder.

(k) Neither the Company nor any of its Subsidiaries has ever been a party to any joint venture, partnership or other arrangement or Contract treated as a partnership for federal income Tax purposes.

(l) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” as defined under Treasury Regulations Section 1.6011-4(b)(2).

(m) All related party transactions involving the Company or any of its Subsidiaries are at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any similar provision of state, local or foreign Law.  Neither the Company nor any of its Subsidiaries is a party to any cost-sharing agreement or similar arrangement. The Company and each of its Subsidiaries has maintained in all material respects all necessary documentation in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any similar provision of state, local or foreign Law.

For purposes of this Agreement, (x) “Taxes” means any federal, state, local, foreign or provincial income, gross receipts, capital gains, property, unclaimed property, environmental, sales, use, license, excise, franchise, employment, payroll, social security, unemployment, disability, withholding, alternative or added minimum, ad valorem, value-added, stamp, registration, occupation, premium, transfer or excise tax, or any fee, duty, levy, custom, tariff, impost, assessment, obligation or charge of the same or similar nature to any of the foregoing or other tax of any kind, together with any interest or penalty imposed by any Governmental Entity, whether disputed or not, and (y) “Tax Return” means any return, report or similar statement (including the attached schedules) filed or required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

Section 3.10 Orders and Actions. Except as set forth in Section 3.10 of the Company Disclosure Schedule, there are no outstanding rulings, orders, judgments, injunctions, awards or decrees of any Governmental Entity or, to the Knowledge of the Company, investigations by any Governmental Entity, against or involving the Company or any of its Subsidiaries, or any of its or their properties, assets or business that has or would reasonably be expected to be materially adverse to the Company. Except as set forth in Section 3.10 of the Company Disclosure Schedule, there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the Knowledge of the Company, threatened against or involving the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries in their respective capacities as such or any Person for whom the Company or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, which would be before) any Governmental Entity that has or would reasonably be expected to be materially adverse to the Company. As of the date of this Agreement, there are no actions, suits, or other litigation, legal or administrative proceedings or governmental investigations relating to the Transactions that are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its or their properties, assets or business.

Section 3.11 Employee Benefits.

(a) Schedule 3.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of every Company Plan and Multiemployer Plan. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Company Plan complies in all relevant respects with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code and all other applicable statutes and governmental rules and regulations. Neither the Company nor any of its ERISA Affiliates has participated in or withdrawn from any Multiemployer Plan or instituted, or is currently considering taking, any action to do so. Neither the Company nor any ERISA Affiliate of the Company sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Company Plan subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA.

(b) To the Knowledge of the Company, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any ERISA Affiliate or Company Plan fiduciary would be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable Law, other than liabilities for benefits payable in the normal course.

(c) As used in this Agreement, (i) “Company Plan” means a “pension plan” (as defined in Section 3(2) of ERISA (other than a Multiemployer Plan)), a “welfare plan” (as defined in Section 3(1) of ERISA), or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock option, phantom stock, holiday pay, vacation, employment, executive compensation, change in control, severance, death benefit, sick leave, fringe benefit, insurance or similar plan, program, agreement, policy or arrangement, established or maintained by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates has contributed or otherwise may have any liability, (ii) “Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability, and (iii) with respect to any Person, “ERISA Affiliate” means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such Person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder. Copies of such Company Plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto have been made available to Parent together with the most recent summary plan description, annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust.

(d) Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter that it is so qualified, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent prior to date of this Agreement copies of the most recent Internal Revenue Service determination letters with respect to each such Company Plan. No events have occurred with respect to any Company Plan that would result in payment or assessment by or against the Company of any excise taxes under the Code which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(e) Except as set forth in Section 3.11(e) of the Company Disclosure Schedule, with respect to each current or former employee or independent contractor of the Company or any of its Subsidiaries, the consummation of the Transactions will not, either alone or together with any other event: (i) entitle any such Person to severance pay, bonus amounts, retirement benefits, job security benefits or similar benefits, (ii) trigger or accelerate the time of payment or funding (through a grantor trust or otherwise) of any compensation or benefits payable to any such Person, (iii) accelerate the vesting of any compensation or benefits of any such Person (including any stock options or other equity-based awards, any incentive compensation or any deferred compensation entitlement) or (iv) trigger any other material obligation to any such Person. Section 3.11(e) of the Company Disclosure Schedule lists (A) all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Company and its Subsidiaries as a result of the Transactions and/or any subsequent employment termination (whether by the Company or the officer), copies of which have been made available to Parent prior to the date of this Agreement and (B) the maximum aggregate amounts so payable to each such individual as a result of the Transactions and/or any subsequent employment termination (whether by the Company or the officer).

(f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Company Plan which would increase materially the expense of maintaining such Company Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2014. No condition exists that would prevent the Company from amending or terminating any Company Plan without liability, other than the obligation for ordinary benefits accrued prior to the termination of such plan.

(g) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Company Plan before any Governmental Entity which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.12 Labor Matters.

(a) Since January 1, 2012: (i) neither the Company nor any of its Subsidiaries is or has been a party to any collective bargaining agreement (ii) neither the Company nor any of its Subsidiaries recognizes or has recognized a trade union, works council or other body representing employees or Contingent Workers; (iii) there has not been any, labor strike or material dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries.

(b) The Company has made available to Parent complete and accurate information on all Company employees as of the dates set forth in such information, setting forth for each employee: his or her location, hourly or salary status, pay rate, bonuses, date of hire and position. None of the Company’s employees are in a visa or work permit status. Except as set forth on Section 3.12(b) of the Company Disclosure Schedule, no bonus, retention, severance or other amounts are required to be paid at the Closing or otherwise in connection with the transactions contemplated by this Agreement. The Company has also made available to Parent complete and accurate information as of the date set forth in such information of all of the independent contractors, consultants, temporary employees, leased employees or other agents employed or used by the Company and classified by the Company as other than employees, or compensated other than through wages paid by the Company through the Company’s payroll department (“Contingent Workers”), showing for each Contingent Worker such individual’s role in the business and fee or compensation arrangements.

(c) The Company has properly classified its employees as exempt or non-exempt in all material respects for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour Laws, and is otherwise in compliance with such Laws in all material respects. To the extent that any Contingent Workers are employed or used, the Company has properly classified and treated them in all material respects as Contingent Workers (as opposed to employees) in accordance with applicable Law and for the purpose of all employee benefit plans and perquisites.

(d) The Company is, and for the past three years has been, in compliance in all material respects with all applicable Laws and regulations respecting labor and employment matters, including fair employment practices, work place safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, affirmative action, terms and conditions of employment, employee leave and wages and hours, including payment of minimum wages and overtime. The Company does not have, and within the three years preceding the date of this Agreement has not had, any formal or informal grievances, complaints, charges, litigation, governmental audits or investigations, court orders, decrees, injunctions, judgments or private settlement contracts with respect to employment or labor matters (including allegations of employment discrimination, retaliation, noncompliance with wage and hour laws or unfair labor practices) pending, threatened or resolved against the Company in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has not experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) or any similar state, local or foreign law or regulation affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company. During the ninety (90) day period preceding the date of this Agreement, no Employee or Contingent Worker has suffered an “employment loss” as defined in the WARN Act with respect to the Company.

Section 3.13 Insurance. The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company or its Subsidiaries (taking into account the cost and availability of such insurance).

Section 3.14 Required Vote of Company Stockholders. The affirmative vote of the holders of at least a majority of the outstanding shares of Company Stock (the “Company Stockholder Approval”) is required to approve the Merger and adopt this Agreement. No other vote of the security holders of the Company is required by Law, the Company Charter or the Company Bylaws or otherwise in order for the Company to consummate the Merger and the Transactions.

Section 3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Schedule contains a list of all domain names, patents and patent applications, registered copyrights, registered trademarks, registered service marks and applications for registration of any of the foregoing, owned, in whole or in part, legally or beneficially, by the Company or any of its Subsidiaries or used in the conduct of the business of the Company and its Subsidiaries (collectively, the “Registered Intellectual Property”). All Registered Intellectual Property owned by the Company and its Subsidiaries is subsisting, valid and enforceable in all material respects, and no material item of Registered Intellectual Property has been found to be, nor has the Company or any of its Subsidiaries received any notice alleging that such item is, invalid, expired, cancelled, unenforceable or ineffective for any reason. All material items of Registered Intellectual Property purported to be owned by the Company or one of its Subsidiaries have been assigned to the Company or one of its Subsidiaries, and the Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to each such material item of Registered Intellectual Property, free and clear of all Liens other than Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all maintenance, renewal and other fees required to maintain the Registered Intellectual Property have been paid.

(b) Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, the Company and its Subsidiaries own or have a valid right to use all Intellectual Property used in or necessary to conduct the business of the Company and its Subsidiaries as it has been conducted, is currently conducted and is reasonably anticipated to be conducted, except where the failure to have such Intellectual Property has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Knowledge of the Company, except as set forth in Section 3.15(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (whether directly, as a contributory infringer, through inducement or otherwise) has infringed, misappropriated or otherwise violated any Intellectual Property of any Person. Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notice (including, without limitation, any “cease and desist” or “invitation to license” letter or notice) or otherwise has Knowledge of any pending or threatened claim, action, suit, order or proceeding, or third party allegation, with respect to any material Intellectual Property, or involving an assertion that the Company or any of its Subsidiaries, any services provided, disclosures made, marketing or advertising materials or activities provided or performed, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property of any Person or constitutes unfair competition or trade practices.

(c) Except as set forth in Section 3.15(c) of the Company Disclosure Schedule, no Person has challenged, infringed, misappropriated or violated any Intellectual Property owned by and/or licensed (or sublicensed) from or to the Company or any of its Subsidiaries, except where such challenge, infringement, misappropriation or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d) The consummation of the Transactions will not, except as set forth in Section 3.15(d) of the Company Disclosure Schedule: (i) impair or extinguish any material Intellectual Property owned by or licensed to the Company or any of its Subsidiaries; or (ii) by operation of Law, contractual terms, or other means, cause the Company or any of its Subsidiaries to lose or forfeit any material Intellectual Property granted to the Company or any of its Subsidiaries pursuant to license, or to infringe, misappropriate, or otherwise violate the Intellectual Property of any Person in any material way that would not be infringed, misappropriated or otherwise violated, but for the consummation of the Transactions.

(e) The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to own or have the right to use all Intellectual Property arising from the conduct of the business of the Company and its Subsidiaries, and to maintain the confidentiality of all of their trade secrets and confidential information and rights to limit the use or disclosure thereof.

(f) For purposes of this Agreement, “Intellectual Property” means all intellectual property rights and industrial rights of any type or nature, however denominated, throughout the world, including without limitation rights in: (A) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing, all common law rights thereto, and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (B) inventions and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations-in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (C) trade secrets and know-how; (D) writings and other works of authorship, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (E) moral rights, database rights, design rights, mask works, industrial property rights, publicity rights and privacy rights; (F) shop rights; and (G) choses in action and administrative rights (such as rights to oppose, interfere, and cancel) arising from the foregoing.

(g) Section 3.15(g) of the Company Disclosure Letter contains a true, correct and complete list of all social media accounts operated or maintained by the Company and its Subsidiaries, including in connection with marketing or promoting any products. All use of the social media accounts by or on behalf of the Company and its Subsidiaries complies in all material respects with all (i) terms and conditions and other Contracts applicable to such social media accounts to which the Company and its Subsidiaries are a party or are otherwise bound, and (ii) applicable Law.

(h) The Company and its Subsidiaries comply in all material respects with their published privacy policies and internal privacy policies, procedures and guidelines, related contractual obligations with customers and all applicable Laws, in each case relating to data privacy, data collection, data protection and data security, including with respect to the collection, storage, transmission, transfer, disclosure and use of Personal Data. Since January 1, 2012, there has been no material loss, damage, unauthorized access, use, unauthorized transmission, modification, or other misuse of any such Personal Data by the Company, its Subsidiaries or, in connection with their performance of services for the Company, any of their employees or contractors. No Person (including any Governmental Entity) has commenced any action, or, to the Knowledge of the Company, made any written claim, with respect to material loss, damage, unauthorized access, use, modification, or other misuse of any such Personal Data by the Company, its Subsidiaries or, in connection with their performance of services for the Company, any of their employees or contractors. To the Knowledge of the Company, since January 1, 2012, the Company and its Subsidiaries have made all material required disclosures to, and obtained any necessary material consents from, users, customers, employees, contractors, Governmental Entities and other applicable Persons required by applicable Laws related to data privacy, data collection, data protection and data security and has filed any required registrations with the applicable data protection authority. “Personal Data” means: (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers, device or machine identifier, IP address, or any other piece of information that alone or in combination with other information directly or indirectly collected, held, or otherwise processed by or for the Company allows for the identification or contact with, a natural person or a particular computing device; (ii) any information defined as “personal data”, “personally identifiable information”, “individually identifiable health information”, “protected health information”, or “personal information” under any Law; and (iii) any information that is associated, directly or indirectly, with any of the foregoing.

(i) Since January 1, 2012, the Company and its Subsidiaries have used commercially reasonable efforts to monitor their information systems, networks, devices, physical infrastructure and facilities, and have implemented reasonable operational, managerial, physical and technical safeguards and controls designed to protect the Intellectual Property of the Company and any Personal Data under their control, where applicable, against loss, damage, and unauthorized and unlawful access, use, modification or other misuse. To the Knowledge of the Company, since January 1, 2012, neither the Company nor its Subsidiaries have suffered a security breach which has compromised in any material respects either the security, confidentiality or integrity of Personal Data under their control or the physical, technical, administrative or organizational safeguards put in place by the Company to protect the security, confidentiality or integrity of Personal Data under their control.

Section 3.16 Environmental.

(a) Except as set forth in Section 3.16 of the Company Disclosure Schedule, the Company and its Subsidiaries are and have been in compliance in all material respects with all Environmental Laws and all Environmental Permits. For purposes of this Agreement, (i) “Environmental Law” shall mean any Law, or any agreement with any Governmental Entity or other Person, relating to (A) the control of any potential pollutant or protection of the air, water or land, (B) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, (C) human health and safety, (D) the environment, or (E) Hazardous Substances, (ii) “Environmental Permits” shall mean all permits, licenses and similar authorizations of Governmental Entities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as conducted as of the date of this Agreement, and (iii) “Hazardous Substance” shall mean any pollutant, contaminant, waste or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying the foregoing characteristics, including any hazardous substance, waste or material regulated under any Environmental Law.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the Knowledge of the Company, threatened by any Governmental Entity or other Person relating to the Company or any Subsidiary or their respective facilities and relating to or arising out of any Environmental Law or regarding any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations. There are no liabilities or environmental investigatory, remedial or corrective obligations, or other obligations reasonably likely to require any material increase in the expenditure of money by the Company or any of its Subsidiaries in the future to maintain compliance with Environmental Laws, of the Company or any of its Subsidiaries, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that would reasonably be expected to result in or be the basis for any such liability or obligation.

(c) There has been no environmental investigation, study, audit, test, review or other analysis of which the Company has Knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility leased or previously owned or leased by the Company or any of its Subsidiaries that has not been made available to Parent.

Section 3.17 Material Contracts.

(a) Section 3.17(a) of the Company Disclosure Schedule lists each of the following contracts, agreements, leases and contractual licenses (each, a “Contract”), whether written or oral, to which the Company or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement and which has any continuing obligation(s) (each such Contract listed or required to be so listed, a “Company Material Contract”):

(i) any Contract or series of related Contracts for the purchase, receipt, lease or use of materials, supplies, goods, services, equipment or other assets involving payments by or to the Company or any of its Subsidiaries of more than $100,000 on an annual basis or $250,000 in the aggregate (other than purchase orders arising in the ordinary course of business);

(ii) any Contract to sell products or to provide services to third parties which the Company knows or has reason to believe is at a price based on current cost of goods sold which would result in a net loss to the Company on the sale of such products or provision of such services;

(iii) any Contract or series of related Contracts involving payments by or to the Company or any of its Subsidiaries of more than $300,000 in the aggregate that requires consent of or notice to a third party in the event of or with respect to the Merger, including in order to avoid a breach or termination of, a loss of benefit under, or triggering a price adjustment, right of renegotiation or other remedy under, any such agreement;

(iv) any Contract relating to Indebtedness, whether as borrower, lender or guarantor (other than intercompany agreements between and among the Company and its Subsidiaries);

(v) any Contract relating to any interest rate, currency or commodity hedging, swaps, caps, floors and option agreements and other risk management or derivative arrangements;

(vi) any material joint venture, profit sharing, partnership agreements or other similar agreements;

(vii) any Contracts or series of related Contracts relating to the acquisition or disposition of the securities of any Person, any business or any assets outside the ordinary course of business (whether by merger, sale of stock, sale of assets or otherwise);

(viii) any Contract with a Governmental Entity;

(ix) all leases or subleases for personal property involving annual expense in excess of $100,000;

(x) any Contract that (A) limits the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person, in any territory, or in any field of commercial activity or which would so limit the freedom of Parent, the Company or any of their respective Affiliates after the Effective Time or (B) contains exclusivity, “most favored nation”, rights of first refusal, rights of first negotiation or similar obligations or restrictions that are binding on the Company or any of its Subsidiaries or that would be binding on Parent or its Affiliates after the Effective Time;

(xi) all agreements by the Company or any of its Subsidiaries not to acquire assets or securities of a third party (including standstill agreements) and all agreements by a third party not to acquire assets or securities of the Company or any of its Subsidiaries (including standstill agreements);

(xii) any material Contract under which the Company or any of its Subsidiaries has guaranteed any liabilities or obligations of any other Person (other than guarantees by the Company of obligations of its Subsidiaries and guarantees by the Company’s Subsidiaries of obligations of the Company or other Subsidiaries of the Company);

(xiii) any Contract having the effect of providing that the consummation of the Merger or the execution, delivery or effectiveness of this Agreement will give rise under such Contract to any increased or accelerated rights (including any change of control payment, special bonus, stay bonus, retention bonus, severance payment, or similar compensation that the Company or any of its Subsidiaries has agreed to pay and that becomes due and payable as a result of the consummation of the Merger or the other transactions contemplated by this Agreement, whether due and payable prior to, at or after the Closing (including obligations that are contingent upon both the consummation of the Merger and the occurrence of another event or the passage of time (each, a “Change of Control Obligation”));

(xiv) any Contracts with any (A) director of the Company or any of its Subsidiaries; (B) key employee, management employee or officer of the Company, including without limitation for each employee who is one of the 10 most highly compensated employees of the Company and its Subsidiaries; (C) record or beneficial owner of five percent or more of the voting securities of Company; or (D) affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such employee, director or beneficial owner; and

(xv) any other Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K of the SEC.

(b) The Company has prior to the date of this Agreement made available to Parent complete and accurate copies of each Company Material Contract listed, or required to be listed, in Section 3.17(a) of the Company Disclosure Schedule (including all amendments, modifications, extensions and renewals thereto and waivers thereunder). All of the Company Material Contracts are, and immediately following the consummation of the Transactions will remain, valid and binding and in full force and effect (except as set forth in Section 3.17(b) of the Company Disclosure Schedule and except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms), except where the failure to be in full force and effect has not, and would not reasonably be expected to be, materially adverse to the Company or any of its Subsidiaries, and no notice to terminate, in whole or part, any of the same has been served (nor, to the Knowledge of the Company, has there been any indication that any such notice of termination will be served).

(c) Neither the Company nor any of its Subsidiaries has made any oral or written warranties or guarantees with respect to the quality or absence of defects of the products or services which it has sold or performed which are currently in force, except for those warranties or guarantees which are specifically set forth in writing on Section 3.17(c) of the Company Disclosure Schedule and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There are no material claims or requests pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to the worth of, quality of or absence of defects in such products or services (nor are there any facts, circumstances or conditions that would reasonably be expected to result in or give rise to any such claims).

Section 3.18 Title to Assets and Properties.

(a) Neither the Company nor its Subsidiaries owns any real property and has not owned title to any real property since January 1, 2012.

(b) The Company and its Subsidiaries have (i) good and marketable title to, or (ii) a valid leasehold interest, license or easement in, the material real and personal properties as reflected in the most recent balance sheet included in the Company SEC Documents, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all Liens of any nature except for Permitted Liens.

(c) Section 3.18(c) of the Company Disclosure Schedule sets forth the address of each property in which the Company or its Subsidiaries holds a leasehold or subleasehold estate or similar right to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property which is used in the Company’s business (the “Leased Real Property”) and true and complete list of all leases, subleases and material licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Subsidiary holds any Leased Real Property (including all material amendments, extensions, renewals, guaranties and other agreements with respect thereto) (the “Leases”) have been made available to Parent. Except as set forth in Section 3.18(c) of the Disclosure Schedule, with respect to each of the Leases that is material to the Company or and of its Subsidiaries: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the Merger does not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) the Company’s or its Subsidiary’s, as applicable, possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease; (iv) neither the Company nor its Subsidiary, as applicable, nor any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (v) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (vi) neither the Company nor its Subsidiary, as applicable, owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; (vii) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in (other than as a holder of less than 5% of the Company Stock), the Company or any Subsidiary of the Company; (viii) neither the Company nor any Subsidiary of the Company has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property.

Section 3.19 Antitakeover Statutes. The Company has taken all action necessary to exempt or exclude the Merger, this Agreement and the Transactions contemplated by this Agreement from Section 203 of the DGCL, and, accordingly, the restrictions on “business combinations” set forth in such Section will not apply to the Transactions.

Section 3.20 Affiliate Transactions. Except as set forth in Section 3.20 of the Company Disclosure Schedule, as of the date of this Agreement, there are no transactions, arrangements or Contracts between the Company or any of its Subsidiaries, on the one hand, and its Affiliates or other Persons (other than its wholly-owned Subsidiaries), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.21 No Undisclosed Material Liabilities; Indebtedness.

(a) There are no liabilities of the Company or any of its Subsidiaries of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability, other than (i) liabilities disclosed and provided for in the Latest Balance Sheet, (ii) liabilities incurred in the ordinary course of business or in connection with the Transactions since December 31, 2014, (iii) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (iv) liabilities set forth in Section 3.21(a) of the Company Disclosure Schedule. For purposes of this Agreement, the “Latest Balance Sheet” means the balance sheet of the Company and its Subsidiaries as of December 31, 2014 as set forth in the Company SEC Documents.

(b) Except as set forth in Section 3.21(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have any Indebtedness. The term “Indebtedness” for purposes of this Agreement shall mean, with respect to any Person, (i) any liability of that Person (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith): (A) for borrowed money; (B) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities; (C) for the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (D) under any lease or similar arrangement that would be required to be accounted for by the lessee as a capital lease in accordance with U.S. GAAP; or (E) arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (ii) any guarantee by that Person of any indebtedness of others described in the preceding clause (i) (other than guarantees by the Company of obligations of its Subsidiaries and guarantees by the Company’s Subsidiaries of obligations of the Company or other Subsidiaries of the Company); (iii) the maximum liabilities of such Person under any “Off Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act); and (iv) all liabilities to reimburse any bank or other Person for amounts paid under a letter of credit, surety bond, or bankers’ acceptance.

Section 3.22 Brokers. Except for Duff & Phelps and Piper Jaffray, copies of whose engagement agreements have been provided to Parent prior to the date of this Agreement and the fees and expenses of which will be paid by the Company, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the Transactions.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1 Conduct of Business Pending the Merger. Except as required by this Agreement, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of its business consistent with past practice and in compliance in all material respects with all applicable Laws and all material governmental authorizations, and use reasonable best efforts to preserve intact its present business organization, keep available the services of its directors, officers and employees and preserve its relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing and to the fullest extent permitted by applicable Law, from the date of this Agreement until the Effective Time, except as otherwise required by this Agreement or as set forth in Section 4.1 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or any combination thereof) in respect of, any shares of its capital stock or other securities, or otherwise make any payments to its stockholders in their capacity as such other than dividends or distributions by Subsidiaries to other Subsidiaries or to the Company, (B) split, subdivide, combine, or reclassify any shares of its capital stock, or adjust or amend the terms of any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities other than the cancellation of Company Stock Options and Company Warrants in connection with their exercise;

(ii) issue, deliver, sell, pledge, grant, accelerate, dispose of or otherwise encumber, or authorize the issuance, delivery, sale, grant, acceleration, pledge, disposal or encumbrance of, any Company Securities, other than the issuance of shares of Company Stock upon the exercise of Company Stock Options and Company Warrants that are outstanding on the date of this Agreement in accordance with the terms of those instruments on the date of this Agreement;

(iii) amend its charter or by-laws or other comparable charter or organizational documents (whether by merger, consolidation or otherwise);

(iv) (A) acquire or agree to acquire, (including by merger, consolidation or acquisition of stock or assets) any interest in any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or any material amount of assets from any other Person (other than purchases of inventory in the ordinary course of business or capital expenditures in accordance with Section 4.1(x)), (B) merge or consolidate with any other Person or (C) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(v) sell, lease, license, mortgage, hypothecate or otherwise dispose or encumber any Subsidiary or any securities, properties or assets, other than (A) the sale of inventory or obsolete equipment in the ordinary course of business consistent with past practice or pursuant to existing Contracts or commitments or (B) properties or assets with a fair value of less than $100,000;

(vi) (A) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness or enter into any “keep well” or other Contract to maintain any financial or similar condition of another Person (except for inter-company borrowings between or among the Company and its Subsidiaries and except for revolving credit borrowings under the Company’s current credit facility), (B) make any loan, advance, investment or capital contribution to, or other investment in, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any Person, other than loans, advances, investments and capital contributions to or in its wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices and other than advances of reasonable travel or other business expenses to employees and consultants in the ordinary course of business consistent with past practice or (C) repurchase or repay any Indebtedness (other than ordinary course payments of interest or other amounts under any Contract relating to Indebtedness in existence as of the date of this Agreement and made available to Parent);

(vii) (A) terminate, establish, adopt, enter into, make any new grants or awards of stock-based compensation or other benefits under, amend or otherwise modify, any Company Stock Plans, Company Plans or employment agreements (or any plan or arrangement that would be a Company Stock Plan, Company Plan or employment agreement if in existence on the date hereof), (B) enter into any collective bargaining agreement with any labor organization or union, or (C) increase the salary, wage, bonus or other compensation (including severance obligations) of any directors or any employees or contractors of the Company or any of its Subsidiaries receiving more than $150,000 in yearly compensation, except to the extent required by applicable Law or by any of the Company Plans, Company Stock Plans or employment agreements existing as of the date of this Agreement and made available to Parent;

(viii) incur any Change of Control Obligation;

(ix) hire any Person to be an officer or employee of the Company or any of its Subsidiaries with an annual base salary in excess of $100,000, or terminate the employment of any officer or employee of the Company or any of its Subsidiaries with an annual base salary in excess of $100,000;

(x) incur any capital expenditures or any obligations or liabilities in respect thereof, other than expenditures set forth on Section 4.1 of the Company Disclosure Schedule;

(xi) create or incur any material Lien on any asset other than Permitted Liens;

(xii) make any change in any method of accounting or accounting principles or practice, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the Exchange Act, as approved by the Company’s independent public accountants;

(xiii) settle, waive or compromise, or offer or propose to settle, waive or compromise, any litigation, investigation, arbitration, or proceeding or claim in any such matter involving or against the Company or any of its Subsidiaries, including any litigation, arbitration, proceeding or dispute that relates to the Transactions;

(xiv) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities and obligations reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice;

(xv) other than in the ordinary course of business, modify, amend, or terminate any Company Material Contract or enter into any contract that would be a Company Material Contract if entered into prior to the date hereof, or waive or assign any of its rights or claims under a Company Material Contract or contract that would be a Company Material Contract if entered into prior to the date hereof;

(xvi) enter into any agreement, understanding, or commitment that restrains, limits or impedes the Company’s or any of its Subsidiaries’ ability to compete with or conduct any business or line of business, including geographic limitations on the Company’s or any of its Subsidiaries’ activities;

(xvii) communicate with employees of the Company or any of its Subsidiaries regarding the future compensation, benefits or other treatment that they will receive following the Closing of the Merger, unless (i) any such communication is mutually agreed by the Company by Parent, (ii) any such communication addresses any employee’s right to receive Exchange Amount pursuant to Section 1.5(c) or any employee’s treatment of his or her Company Stock Options under Section 5.5, or (iii) any such communication addresses any employee in their capacity as a stockholder of the Company;

(xviii) enter into any new line of business;

(xix) engage in any other promotional sales or discount activity outside the ordinary course of business;

(xx) except as required by Law, take any action which the Company would reasonably expect to result in any of the conditions to the Merger set forth in this Agreement not being satisfied or that would reasonably be expected to prevent, delay or impair the ability of the Company to consummate the Merger;

(xxi) implement any employee layoffs that could implicate the WARN Act or any similar foreign, state, or local law, regulation, or ordinance;

(xxii) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business consistent with past practice;

(xxiii) (A) make any material Tax election or take any position on any Tax Return filed on or after the date of this Agreement or adopt any accounting method that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods, (B) settle or resolve any Tax controversy, (C) file any amended Tax Return, (D) enter into any agreement (including, without limitation, a closing agreement) with respect to Taxes, (E) surrender any right to claim a refund of Taxes, (F) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, (G) make or request any Tax ruling, (H) enter into any Tax sharing or similar agreement or arrangement, (I) enter into any transactions giving rise to a deferred gain or loss, or (J) settle any Tax claim or assessment; or

(xxiv)agree, resolve or commit to do any of the foregoing.
Section 4.2	No Solicitation

(a) From the date of this Agreement until the earlier of the Effective Time or the date on which the Agreement is terminated, the Company shall not, and shall cause its Subsidiaries and Affiliates and its and their officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents, advisors or representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”), or (iii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal. The Company shall, and shall cause its Subsidiaries and its Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal. Furthermore, neither the Board of Directors of the Company nor any committee of the Board of Directors with authority to approve an Acquisition Proposal shall (A) adopt, approve or recommend (publicly or otherwise) an Acquisition Proposal, (B) fail to publicly recommend against any Acquisition Proposal to the extent the Acquisition Proposal has been made public, or (C) fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 under the Exchange Act within ten days after the commencement of any tender offer in connection with such Acquisition Proposal (any action described in the foregoing clauses (A) through (C), an “Adverse Recommendation Change”). For purposes of this Agreement, (A) “Acquisition Proposal” shall mean, other than the Transactions, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (1) any acquisition or purchase, direct or indirect, of 30% or more of the consolidated assets of the Company and its Subsidiaries (or to which 30% or more of the Company’s revenues on a consolidated basis are attributable), or over 30% of the voting securities of the Company, (2) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 30% or more of the voting securities of the Company, (3) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or (4) any other transaction the consummation of which would be reasonably expected to prevent the consummation of the Merger, and (B) “Third Party” shall mean any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates, and the directors, officers, employees, agents and advisors of such Person, acting in such capacity.

(b) From the date of this Agreement until the earlier of the Effective Time or the date on which the Agreement is terminated, the Company shall not, and shall cause its Subsidiaries and Affiliates and its and their officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents, advisors or representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”), or (iii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal. The Company shall, and shall cause its Subsidiaries and its Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal. Furthermore, neither the Board of Directors of the Company nor any committee of the Board of Directors with authority to approve an Acquisition Proposal shall (A) adopt, approve or recommend (publicly or otherwise) an Acquisition Proposal, (B) fail to publicly recommend against any Acquisition Proposal to the extent the Acquisition Proposal has been made public, or (C) fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 under the Exchange Act within ten days after the commencement of any tender offer in connection with such Acquisition Proposal (any action described in the foregoing clauses (A) through (C), an “Adverse Recommendation Change”). For purposes of this Agreement, (A) “Acquisition Proposal” shall mean, other than the Transactions, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (1) any acquisition or purchase, direct or indirect, of 30% or more of the consolidated assets of the Company and its Subsidiaries (or to which 30% or more of the Company’s revenues on a consolidated basis are attributable), or over 30% of the voting securities of the Company, (2) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 30% or more of the voting securities of the Company, (3) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or (4) any other transaction the consummation of which would be reasonably expected to prevent the consummation of the Merger, and (B) “Third Party” shall mean any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates, and the directors, officers, employees, agents and advisors of such Person, acting in such capacity.

(c) Notwithstanding Section 4.2(a), at any time prior to the adoption of this Agreement by the Company’s stockholders, the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may, subject to compliance with Section 4.2(c), (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with this Section 4.2, has made after the date of this Agreement a Superior Proposal or an unsolicited bona fide Acquisition Proposal that the Board of Directors of the Company reasonably believes (after considering the advice of its financial advisors and outside legal counsel) will lead to a Superior Proposal, (ii) thereafter furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (a copy of which agreement shall be provided, promptly after its execution, for information purposes only to Parent); and (iii) make an Adverse Recommendation Change with respect to such Acquisition Proposal, but only if the Board of Directors of the Company determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company, that such action is necessary in order for the Board of Directors of the Company to comply with its fiduciary duties to the Company’s stockholders under applicable Law. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with the requirements of Rule 14e-2(a) under the Exchange Act with regard to an Acquisition Proposal, provided, however, that the Company shall not effect or disclose pursuant to such rules or otherwise a position which constitutes an Adverse Recommendation Change unless specifically permitted by this Section 4.2. For purposes of this Agreement, “Superior Proposal” shall mean any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding shares of Company Stock on terms that the Board of Directors of the Company determines in good faith by a majority vote, after considering the advice of its financial advisors and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal would result in a transaction (A) that, if consummated, is more favorable to Company’s stockholders from a financial point of view than the Merger or, if applicable, any proposal by Parent to amend the terms of this Agreement taking into account all the terms and conditions of such proposal and this Agreement (including the expected timing and likelihood of consummation, taking into account any governmental and other approval requirements), (B) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the Person making the proposal, any approval requirements (including stockholder approvals) and all other financial, legal and other aspects of such proposal and (C) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of the Company. The Company shall provide any commercially sensitive non-public information to any competitor in connection with the actions contemplated by this Section 4.2(b) in a manner consistent with the Company’s past practice in dealing with the disclosure of such information in the context of competition sensitive Acquisition Proposals.

(d) The Company shall notify Parent promptly (and, in any event, within 48 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, which notice shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal (including, if applicable, copies of any written proposals or offers, including proposed agreements), and the Company shall keep Parent reasonably informed on a prompt basis of any material developments, discussions or negotiations regarding any Acquisition Proposal (including any material amendments thereto and any change in the Company’s intentions as previously notified) and shall provide copies of all written proposals or offers, including proposed agreements.

(e) The Board of Directors of the Company shall not (i) make an Adverse Recommendation Change in response to any Acquisition Proposal or (ii) terminate this Agreement pursuant to Section 7.1(f) to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, unless (A) the Company has complied with its obligations under this Section 4.2 with respect to such Acquisition Proposal, (B) the Company promptly notifies Parent in writing, at least four business days before taking such action, of the determination of the Board of Directors of the Company that such Acquisition Proposal constitutes a Superior Proposal and of its intention to take such action, attaching the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the Third Party making such Superior Proposal, and (C) during such four business day period, the Company negotiates with Parent in good faith and uses its reasonable best efforts to cause its Representatives to negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, such that such Acquisition Proposal would cease to constitute a Superior Proposal (it being understood and agreed that any material amendment to the financial terms or other material terms of such Superior Proposal or any new Superior Proposal in response to any amendment to this Agreement shall require a new written notification from the Company; provided that the requirement for a four business day period under this Section 4.2(d) shall be reduced to two business days). Nothing in this Agreement shall limit the Company’s ability to provide a Third Party making a Superior Proposal with rights similar to the provisions of this Section 4.2.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Proxy Statement; Stockholder Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file the Company Proxy Statement with the SEC. The Company shall provide Parent with a reasonable opportunity to review and comment on the Company Proxy Statement prior to filing. The Company shall use reasonable best efforts as promptly as reasonably practicable (and after consultation with Parent) to respond to any comments made by the SEC with respect to the Company Proxy Statement. The Company shall provide Parent with a reasonable opportunity to review and comment on any responses to comments from the SEC on the Company Proxy Statement or any amendments or supplements to the Company Proxy Statement prior to the filing of such responses, amendments or supplements. The Company shall use reasonable best efforts to cause the Company Proxy Statement (substantially in the form last filed and/or cleared) to be filed with the SEC in definitive form as contemplated by Rule 14c-2 under the Exchange Act and then to be disseminated to the stockholders of the Company pursuant to the SEC’s rules as promptly as practicable after the latest of (i) confirmation from the SEC that it has no further comments on the Company Proxy Statement, (ii) confirmation from the SEC that the Company Proxy Statement will not to be reviewed or (iii) expiration of the 10-day period after filing in the event the SEC does not review the Company Proxy Statement.

(b) If, at any time prior to the Effective Time, the Company or Parent identifies any information that should be set forth in an amendment or supplement to the Company Proxy Statement so that the Company Proxy Statement does not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party discovering this information shall, as promptly as reasonably practicable, notify the other parties to this Agreement and, to the extent required by Law, the Company shall cause an appropriate amendment or supplement describing this information, as promptly as reasonably practicable, to be filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

(c) Subject to the requirements of the DGCL and the SEC, as soon as reasonably practicable following the completion of the Company Proxy Statement, the Company will duly call, give notice of, convene and hold a meeting of stockholders (the “Company Stockholder Meeting”) for the purpose of voting on the approval and adoption of this Agreement and approving the Merger. Subject to Section 4.2, the Board of Directors of the Company shall recommend approval and adoption of this Agreement and approval of the Merger by the Company’s stockholders and, subject to Section 4.2, shall not withdraw or modify, or propose to withdraw or modify in a manner adverse to Parent, such recommendation. In connection with such meeting, the Company shall (a) use reasonable best efforts to obtain the Company Stockholder Approval, and (b) otherwise comply with all legal requirements applicable to such meeting.

Section 5.2 Stockholder Litigation. In the event that any lawsuits or other legal proceedings, whether judicial or administrative, challenging, or seeking damages or other relief as a result of, the Merger, this Agreement or the other transactions contemplated hereby (“Transaction Litigation”) is brought against the Company and/or the members of the Board of Directors of the Company prior to the Effective Time, the Company shall promptly notify Parent thereof and shall keep Parent reasonably informed with respect to the status thereof. The Company shall give Parent the opportunity to participate in the defense or settlement of any Transaction Litigation, and the Company shall not settle, compromise, come to an arrangement regarding or agree to settle, compromise or come to an arrangement regarding any Transaction Litigation, without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

Section 5.3 Access to Information. Subject to applicable Law, during the period from the date of this Agreement through the Effective Time, (a) the Company shall, and shall cause its Subsidiaries to, give to Parent, its accountants, auditors, counsel, financial advisors and other authorized representatives reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours and upon reasonable notice, all of the Company’s offices, properties, books, contracts, commitments and records (including, without limitation, the work papers of independent accountants, if available and subject to the consent of such independent accountants), and (b) during such period, the Company shall furnish promptly to Parent, its accountants, auditors, counsel, financial advisors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request. All information obtained pursuant to this Section 5.3 shall be subject to the Confidentiality Agreement between Parent and the Company dated March 24, 2015 (the “Confidentiality Agreement”).

Section 5.4 Fees and Expenses.

(a) Except as provided in this Section 5.4, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Transactions including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses. All printing expenses shall be paid by the Company. Costs and expenses incurred in connection with this Agreement and the Transactions will not reduce the Exchange Amount.

(b) If Parent terminates this Agreement pursuant to breaches of covenants by the Company as provided in Section 7.1(b), or breaches of representations and warranties by the Company as provided in Section 7.1(c), or the Company terminates this Agreement in connection with a Superior Proposal pursuant to Section 7.1(f), then the parties agree that Parent will have suffered a loss of an incalculable nature and amount, unrecoverable in law, and the Company shall promptly pay Parent (by wire transfer of immediately available funds) a fee of $2,072,400 (the “Company Termination Fee”); provided that, if the Company terminates this Agreement in connection with a Superior Proposal pursuant to Section 7.1(f), then the Company Termination Fee shall be payable at the time of termination.

(c) If Parent terminates this Agreement pursuant to Sections 7.1(d), 7.1(e) or 7.1(g), and, in all such cases, after the date hereof, an Acquisition Proposal for the Company had been made publicly and within twelve (12) months after such termination the Company has consummated any Acquisition Proposal for the Company, then the parties agree that Parent will have suffered a loss of an incalculable nature and amount, unrecoverable in law, and the Company shall promptly pay Parent (by wire transfer of immediately available funds) the Company Termination Fee upon consummation of such Acquisition Proposal.

(d) If the Company terminates this Agreement pursuant to breaches of covenants by Parent or Sub as provided in Sections 7.1(b), or breaches of representations and warranties by Parent or Sub as provided in Section 7.1(c), then the parties agree that the Company will have suffered a loss of an incalculable nature and amount, unrecoverable in law, and Parent shall promptly pay the Company (by wire transfer of immediately available funds) a fee of $2,072,400 (the “Parent Termination Fee”).

(e) The parties acknowledge that the agreements contained in this Section 5.4 are an integral part of the Transactions and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if any party fails promptly to pay any amount due to the another party pursuant to this Section 5.4, it shall also pay any costs and expenses incurred by such other party in connection with a legal action to enforce this Agreement that results in a judgment against the nonpaying party for such amount.

Section 5.5 Company Options and Company Warrants. As of the Effective Time, each Company Stock Option and each Company Warrant which is outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be cancelled by the Company in consideration for which the holder of any such Company Stock Option or Company Warrant that (a) is vested and exercisable as of immediately prior to the Effective Time (taking into account any acceleration upon an acquisition or a change of control), and (b) has an exercise or purchase price per share of Company Stock subject to such Company Stock Option or Company Warrant that is less than the Exchange Amount, shall thereupon be entitled to receive promptly (but in no event later than five days) after the Effective Time, a cash payment from the Surviving Corporation (for Company Stock Options) or the Exchange Agent (for Company Warrants) in respect of such cancellation in an amount (if any) equal to the product of (x) the number of shares of Company Stock subject to such Company Stock Option or Company Warrant and (y) the excess of the Exchange Amount over the exercise or purchase price per share of Company Stock subject to such Company Stock Option or Company Warrant, subject to and reduced by all applicable federal, state and local Taxes required to be withheld by the Company. All Company Stock Options or Company Warrants that are not vested and exercisable as of immediately prior to the Effective Time (taking into account any acceleration upon an acquisition or change of control), or that have an exercise or purchase price per share of Company Stock subject to such Company Stock Option or Company Warrant that is equal to or greater than the Exchange Amount, shall be forfeited and cancelled for no consideration as of the Effective Time. All restrictions on shares of Company Stock granted pursuant to a Company Stock Plan shall lapse immediately prior to the Effective Time. At or prior to the Effective Time, the Company’s Board of Directors (or a committee thereof) will adopt amendments to, or make determinations with respect to, the Company Stock Plans, individual agreements evidencing the grant of Company Stock Options or Company Plans, to the extent necessary, and take all other actions, as it may reasonably deem to be necessary, to implement the provisions of this Section 5.5.

Section 5.6 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective expeditiously the Merger and the other Transactions, including, but not limited to: (i) preparing and filing as promptly as practicable with any Governmental Entity or other third party all documentation to effect all necessary filings, notices, statements, registrations, submissions of information, applications and other documents that are necessary, proper or advisable to consummate the Transactions, (ii) obtaining and maintaining all consents, approvals, registrations, permits, authorizations, confirmations and waivers required to be obtained from any Governmental Entity or other third party that are necessary, proper or advisable to consummate the Transactions, and (iii) cooperating to the extent reasonable with the other parties in their efforts to comply with their obligations under this Agreement.

(b) The Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the Transactions, and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 5.7 Public Announcements. Neither Parent nor the Company will issue (and will instruct their respective representatives not to issue) any press release, make any other public statement, or schedule any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions without prior consultation with the other party, and, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rule of Nasdaq, neither shall issue (and shall instruct their respective representatives not to issue) any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.

Section 5.8 De-Listing and De-Registration. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the de-listing by the Surviving Corporation of the Company Stock from Nasdaq and the deregistration of the Company Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing.

Section 5.9 Indemnification; Directors and Officers Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company (when acting in such capacity) determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); provided, however, that Parent and the Surviving Corporation shall not have any obligation under this Agreement to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated by this Agreement is prohibited by applicable Law.

(b) Any Indemnified Party wishing to claim indemnification under Section 5.9(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation thereof, but the failure to so notify shall not relieve Parent and the Surviving Corporation of any liability they may have to such Indemnified Party except to the extent such failure prejudices Parent or the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent.

(c) Parent shall cause the Surviving Corporation to and the Surviving Corporation shall maintain a policy of officers’ and directors’ liability insurance for acts and omissions occurring prior to the Effective Time (“D&O Insurance”) with coverage in amount and scope at least as favorable as the Company’s existing directors’ and officers’ liability insurance coverage for a period of six years after the Effective Time; provided, however, that in lieu of such coverage, Parent may substitute a prepaid “tail” policy for such coverage, which the Company agrees to obtain prior to the Effective Time upon request of Parent. Prior to the Effective Time, the Company shall assist Parent as requested in determining the manner in which Parent will comply with the obligations of this Section 5.9(c), but the Company shall not modify, increase, or extend its D&O Insurance for any period beyond the current policy period (and, to the extent the current period would lapse prior to the Effective Time, one year beyond the current period), obtain any “tail” policy or obtain new D&O Insurance or prepay any D&O Insurance, without Parent’s prior consent, and Parent shall not at any time be required to procure any coverage for an annual premium of 200% of the current annual premium paid by the Company for its existing coverage.

(d) If Parent or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations set forth in this Section 5.9.

(e) The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

Section 5.10 Notification of Certain Matters. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(b) any notice or other communication from any Governmental Entity in connection with the Transactions;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Transactions;

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term of this Agreement that would reasonably be expected to cause the conditions set forth in Sections 6.2 or Section 6.3 not to be satisfied; and

(e) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement;

provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving that notice.

Section 5.11 Employee Benefit Plans and Agreements.

(a) Parent shall take all necessary action so that, throughout the 12-month period beginning at the Effective Time, the Company, the Surviving Corporation and their Subsidiaries maintain for each person who is an employee of the Company or any of its Subsidiaries as of the Effective Time (including each such person who is on vacation, temporary layoff, approved leave of absence, sick leave or short- or long-term disability) (a “Retained Employee”), employee benefits that are substantially comparable in the aggregate as the benefits provided to the Retained Employee under the Company Plans immediately prior to the Effective Time. Parent shall take all necessary action so that after the Effective Time each Retained Employee shall continue to be credited with the unused vacation and sick leave credited to such employee through the Effective Time under the applicable vacation and sick leave policies of the Company and its Subsidiaries, and Parent shall permit or cause the Surviving Corporation and their Subsidiaries to permit such employees to use such vacation and sick leave on the same basis as such vacation and sick leave was usable prior to the Effective Time. Parent shall take all necessary action so that, for all purposes under each employee benefit plan maintained by Parent or any of its Subsidiaries in which employees or former employees of the Company and its Subsidiaries become eligible to participate upon or after the Effective Time, each such person shall be given credit for all service with the Company and its Subsidiaries (or all service credited by the Company or its Subsidiaries) (for purposes of eligibility and vesting, but not benefit accrual) to the same extent as if rendered to Parent or any of its Subsidiaries, except where credit result in duplication of benefits.

(b) Nothing in this Agreement shall confer upon any Retained Employee any right to continue in the employ or service of the Surviving Corporation or any Affiliate of the Surviving Corporation, or shall restrict in any way the rights of the Surviving Corporation, which rights are hereby expressly reserved, to discharge or terminate the services of any Retained Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.11 shall (i) be deemed or construed to be an amendment or other modification of any Company Plan or Parent employee benefit plan, or (ii) create any third party rights in any current or former employee, director or other service provider of the Surviving Corporation, Parent or any of their respective Affiliates (or any beneficiaries or dependents thereof).

Section 5.12 FIRPTA Certificate.(a) On or prior to the Closing, the Company shall have delivered to Parent, in a form reasonably acceptable to Parent, a properly completed and executed certificate satisfying Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c) certifying that the shares in the Company are not interests in “United States real property interests” within the meaning of Section 897(c) of the Code.

ARTICLE VI

CONDITIONS PRECEDENT TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or, to the extent permissible, waiver) of the following conditions:

(a) Stockholder Approval. Company Stockholder Approval shall have been duly obtained.

(b) Authorizations and Consents. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the Transactions illegal, shall have been obtained, shall have been made or shall have occurred.

(c) No Order or Transaction Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transaction shall be in effect, and no Transaction Litigation shall be pending.

Section 6.2 Additional Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment (or, to the extent permissible, waiver by the Company) of the following conditions: (i) each of Parent and Sub shall have performed in all material respects each of its material agreements contained in this Agreement required to be performed at or prior to the Effective Time, and (ii) each of the representations and warranties of Parent and Sub contained in this Agreement shall be true and correct in all material respects at the Effective Time as if made as of such time (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date).

Section 6.3 Additional Conditions to Obligations of Parent and Sub to Effect the Merger. (a) The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment (or, to the extent permissible, waiver by Parent) of the following conditions: (i) the Company shall have performed in all material respects each of its material agreements contained in this Agreement required to be performed at or prior to the Effective Time, (ii) each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at the Effective Time as if made as of such time (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) except with respect to the representations and warranties set forth in Section 3.2(a), which shall be true in all respects other than de minimis errors or errors which have no adverse effect on Parent, and (iii) there shall not have occurred and be continuing as of the Effective Time any event which has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(b) The Company shall have filed all Company filings required to be filed with the SEC prior to the Effective Time.

(c) Consent under the Citizens’ Loan Agreement (as defined in the Company Disclosure Schedule).

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of this Agreement and the Merger by the stockholders of the Company:

(a) by mutual written consent of Parent and the Company;

(b) by Parent if the Company has failed to perform any covenant or agreement contained in this Agreement, which failure causes the condition set forth in Section 6.3(i) not to be satisfied and such condition is incapable of being satisfied by the End Date; or by the Company if Parent or Sub has failed to perform any covenant or agreement contained in this Agreement, which failure causes the condition set forth in Section 6.2(i) not to be satisfied and such condition is incapable of being satisfied by the End Date;

(c) by Parent if there has been a breach by the Company of any representation or warranty which breach causes the condition set forth in Section 6.3(ii) not to be satisfied and such condition is incapable of being satisfied by the End Date; or by the Company if there has been a breach by Parent or Sub of any representation or warranty which breach causes the condition set forth in Section 6.2(ii) not to be satisfied and such condition is incapable of being satisfied by the End Date;

(d) by Parent or the Company if: (i) the Merger has not been effected on or prior to the close of business on August 13, 2015 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d)(i) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred by such date; or (ii) there shall be any applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such enjoinment shall have become final and nonappealable;

(e) by Parent or the Company if the stockholders of the Company do not approve and adopt this Agreement at the Company Stockholder Meeting or at any reconvened meeting after adjournment or postponement of the Company Stockholder Meeting;

(f) by the Company if the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal; provided, that the Company shall pay any amounts due pursuant to Section 5.4(b) in accordance with the terms, and at the times, specified therein; or

(g) by Parent, if (i) there shall have been an Adverse Recommendation Change (provided, however, with respect to clause (B) of the definition of Adverse Recommendation Change, the Parent has provided the Company with at least two business days’ notice of Parent’s intent to terminate this Agreement and the Company has not publicly recommended against the subject Acquisition Proposal prior to the end of such two business day period), or (ii) the Company shall have knowingly and willfully breached any of its obligations under Section 4.2 in any material respect, or (iii) the Board of Directors of the Company shall have publicly withdrawn its approval of this Agreement or the Merger.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party.

Section 7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party (except as provided in Section 5.4(b), and Section 8.11 and except with respect to any fraud, or any willful and material breach of this Agreement by any party). The provisions of Section 5.4(b), this Section 7.2, Article VIII and the Confidentiality Agreement shall survive any termination pursuant to Section 7.1.

Section 7.3 Amendment. This Agreement may be amended by the parties to this Agreement at any time before or after approval of this Agreement and the Merger at the Company Stockholder Meeting, but, after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to this Agreement.

Section 7.4 Waiver. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

Section 8.2 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally, (ii) the first business day after being delivered to an overnight courier, (iii) when telecopied or emailed during a business day (with a confirmatory copy sent by overnight courier), or (iv) the next business day after being telecopied or emailed outside of a business day (provided a confirmatory copy is sent by overnight courier). Such notices and communications shall be sent to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Sub, to

Dover Saddlery Holdings, Inc.
c/o Webster Capital Fund III, L.P.
Attention: Donald Steiner
Facsimile No.: (781) 419-1516
Email: dsteiner@webstercapital.com

with a copy to:
Goodwin Procter LLP

53 State Street
Boston, MA 02109-2802
Attention: John R. LeClaire
Jared G. Jensen
Facsimile No.: (617) 523-1231
Email: jleclaire@goodwinprocter.com

jjensen@goodwinprocter.com

(b) if to the Company, to

Dover Saddlery, Inc.
525 Great Road
Littleton, Massachusetts 01460
Attention: Stephen Day
Facsimile No.: (978) 952-8063
Email: sday@doversaddlery.com

with a copy to:

Bartlit Beck Herman Palenchar & Scott LLP
1899 Wynkoop Suite 800
Denver, Colorado 80202
Attention: Thomas R. Stephens
Facsimile No.: (303) 592-3140
Email: thomas.stephens@bartlit-beck.com

Section 8.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, list of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 8.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement, except as provided in the next sentence, is not intended to confer any rights or remedies on any Person other than the parties to this Agreement. The parties to this Agreement expressly intended the provisions of Section 5.9 to confer a benefit upon and be enforceable by, as third party beneficiaries of this Agreement, the third Persons referred to in, or intended to be benefited by such provision.

Section 8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 8.7 Binding Effect; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party.

Section 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the Transactions are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions may be consummated as originally contemplated to the fullest extent possible.

Section 8.9 Company Disclosure Schedule; Parent Disclosure Schedule. The parties agree that disclosure of any item, matter or event in a particular Section of the Company Disclosure Schedule or Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement, and (b) any other representation and warranty of such party that is contained in another Section this Agreement, but only to the extent that it would be reasonably apparent to a reader (without independent knowledge and without reference to the text of any documents referenced in such disclosures) that such disclosure would on its face be appropriately responsive to such other Section or subsection.

Section 8.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.11 Remedies.

(a) Remedies of Parent and Sub.

(i) Specific Performance. Prior to the valid termination of this Agreement pursuant to Article VII, Parent and Sub shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by the Company and to enforce specifically the terms and provisions hereof, including the Company’s obligation to consummate the Merger.

(ii) Company Termination Fee. Parent shall be entitled to payment of the Company Termination Fee if and when payable under Section 5.4.

(iii) Damages. Other than in the case of fraud or willful and material breach of this Agreement, in no event shall Parent, Sub or any of their respective equityholders, officers, directors, employees, agents, controlling persons, assignees or Affiliates of any of the foregoing have the right to seek or obtain money damages or expense reimbursement under this Agreement (whether at law or in equity, in contract, in tort or otherwise) from the Company or any of its equityholders, officers, directors, employees, agents, controlling persons, assignees or Affiliates, other than the right of Parent and Sub to payment of the Company Termination Fee if and when payable under Section 5.4.

(b) Remedies of the Company.

(i) Specific Performance. Prior to the valid termination of this Agreement pursuant to Article VII, and other than with respect to any right to cause Parent and Sub to consummate the Merger (which shall not be subject to any claim for specific performance by the Company, its officers, directors, employees, stockholders, agents or representatives or any other Person), the Company shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by Parent and Sub and to enforce specifically the terms and provisions hereof (including, but not limited to, demanding Parent and Sub pay the Parent Termination Fee).

(ii) Parent Termination Fee. The Company shall be entitled to payment of the Parent Termination Fee if and when payable under Section 5.4.

(iii) Damages. Other than in the case of fraud or willful and material breach of this Agreement, in no event shall the Company or any of its Subsidiaries or any of their respective equityholders, officers, directors, employees, agents, controlling persons, assignees or Affiliates of any of the foregoing have the right to seek or obtain money damages or expense reimbursement under this Agreement (whether at law or in equity, in contract, in tort or otherwise) from Parent, Sub or Sponsor or any of their respective equityholders, officers, directors, employees, agents, controlling persons, assignees or Affiliates, other than the right of the Company to payment of the Parent Termination Fee if and when payable under Section 5.4.

(c) The parties agree that irreparable damage would occur in the event that any of the provisions under this Agreement to which the right of specific performance is applicable were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. Each party hereby agrees, solely to the extent specific performance is available to it under this Section 8.11, not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by such party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 8.11. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction sought in accordance with the terms of this Section 8.11.

(d) The parties hereto acknowledge and agree that the remedies provided for in this Section 8.11 shall be the parties’ sole and exclusive remedies for any breaches this Agreement or any claims relating to the transactions contemplated hereby. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted by applicable law, any and all other rights, claims and causes of action, known or unknown, foreseen or unforeseen, which exist or may arise in the future, that such party may have against the other party or any of its representatives arising under or based upon any federal, state or local law (including any securities law, common law or otherwise) for any breach of the representations and warranties or covenants contained in this Agreement.

Section 8.12 Jurisdiction. The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the United States District Court for the District of Delaware or any Delaware State court, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.2 shall be deemed effective service of process on such party.

[Remainder of page intentionally left blank; signature page attached.]

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

Dover Saddlery Holdings, Inc.,

By: /s/ Donald Steiner
Name: Donald Steiner
Its: President

Dover Saddlery Merger Sub, Inc.,

By: /s/ Donald Steiner
Name: Donald Steiner
Its: President

Dover Saddlery, Inc.,

By: /s/ Stephen L. Day
Name: Stephen L. Day
Its: President